AMENDMENT NO. 1
TO INVESTMENT SUB-ADVISORY AGREEMENT

William Blair & Company LLC ("William Blair & Company"), Olive Street Investment Advisers, LLC ("Olive Street"), and William Blair Investment Management, LLC ("William Blair Investment Management"), a Delaware limited liability company located at 222 West Adams Street, Chicago, Illinois hereby agree that effective January 1, 2016, William Blair & Company will transfer its interests and obligations under the Investment Sub-advisory Agreement dated February 19th, 2015 between William Blair & Company and Olive Street (the "Agreement") to William Blair Investment Management. Accordingly, effective January 1, 2016, all references in the Agreement to William Blair & Company will be replaced with references to William Blair Investment Management. Such transfer does not constitute a change of control or assignment, as those terms are defined in the Investment Company Act of 1940, as amended.

WILLIAM BLAIR & COMPANY, LLC	OLIVE STREET INVESTMENT ADVISERS, LLC
By: /s/ Richard W. Smirl Name: Richard W. Smirl Title: Partner	By: /s/ William Fiala Name: William Fiala Title: Vice President

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC
By: /s/ Arthur J. Simon Name: Arthur J. Simon Title: Member of Executive Committee